UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

MAJESCO ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway
Edison, New Jersey
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Cash Bonuses

On January 11, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Majesco Entertainment Company (the “Company”) approved cash bonuses for the Company’s named executive officers for the fiscal year ended October 31, 2012. The Committee determined to award cash bonuses although the Company had not achieved the goals set forth in the Company’s 2012 Executive Officer Incentive Bonus Plan, previously disclosed. The Committee determined that cash bonuses in the amount of $54,103 to Jesse Sutton, the Company’s Chief Executive Officer, and $18,631 to Michael Vesey, the Company’s Chief Financial Officer, were appropriate based on the Company’s overall financial performance in light of other long term strategic initiatives enacted by the Company during the year.

Equity Grants

On January 16, 2013 (the “Date of Award”), a one-time grant of stock options was made to the Company’s named executive officers under the Company’s Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (the “Incentive Plan”), as a retention measure. The stock options were granted pursuant to the Company’s Form of Incentive Stock Option Agreement, previously disclosed.

Pursuant to the one-time grant under the Incentive Plan, the Committee granted  (i) 263,905 stock options to Mr. Sutton and (ii) 90,876 stock options to Mr. Vesey. The stock options have an exercise price of $0.77, will vest one year from the Date of Award, and expire seven years after the Date of Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: January 17, 2013

/s/ Jesse Sutton

Jesse Sutton

Chief Executive Officer